Ex. 99.1
Hillman Successfully Reprices Senior Term Loan Lowering Interest Expense

CINCINNATI, March 26, 2024 – Hillman Solutions Corp. (Nasdaq: HLMN) (the “Company” or “Hillman”), a leading provider of hardware products and merchandising solutions, successfully repriced its existing $752 million Term Loan due July 14, 2028.

The repricing reduces Hillman’s interest rate margin by 25 basis points to SOFR + 250 basis point and successfully removes the Credit Spread Adjustment (“CSA”) of 11 basis points, based on current leverage and elections.

The expected annualized interest savings are approximately $2.6 million, before one-time fees of approximately $1.4 million.

Rocky Kraft, Hillman’s chief financial officer commented: "The improved interest rate spread is a result of Hillman’s execution and improved financial position. Since the second quarter of 2022, we have reduced our net inventories by $192 million and improved our gross debt position by $206 million. We expect to continue strengthening our balance sheet as we use our free cash flow to pay down debt throughout 2024.”

Should Hillman’s first lien leverage ratio, as defined by Hillman’s Term Loan Credit Agreement, drop below 3.0 times, the interest rate margin will be reduced by another 25 basis points, to 225 basis points.

Following the company’s Q4 2023 results issued on February 22, 2024, S&P upgraded Hillman’s issuer credit rating to 'BB' from 'BB-' and maintained its ‘Stable’ outlook; while Moody’s affirmed Hillman’s ‘B1’ Corporate Family Rating and upgraded its outlook to ‘Stable’ from ‘Negative.’ During September 2023, Fitch affirmed its Long-Term Issuer Default Rating of ‘BB-’ Hillman and its ‘Stable’ outlook.

During December 2023, Hillman entered into new swap agreements fixing $360 million of the term note at approximately 3.69 percent plus the interest rate spread. These new swaps go into effect when the existing swaps expire on July 31, 2024, and expire on January 31, 2027.

About Hillman Solutions Corp.
Celebrating its 60th anniversary during 2024, Hillman Solutions Corp. (“Hillman”) and its subsidiaries are leading North American providers of complete hardware solutions. Hillman, which was founded in 1964 and headquartered in Cincinnati, Ohio, delivers complete hardware solutions with outstanding customer service to over 46,000 locations. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & industrial customers. Leveraging its leading distribution and sales network, Hillman delivers a “small business”

experience with “big business” efficiency. For more information on Hillman, visit www.hillmangroup.com.

Forward Looking Statements
Statements made in this press release may be considered forward-looking statements and should not be relied upon as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," “target”, “goal”, "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) unfavorable economic conditions that may affect operations, financial condition and cash flows including spending on home renovation or construction projects, inflation, recessions, instability in the financial markets or credit markets; (2) increased supply chain costs, including raw materials, sourcing, transportation and energy; (3) the highly competitive nature of the markets that we serve; (4) the ability to continue to innovate with new products and services; (5) direct and indirect costs associated with the May 2023 ransomware attack, and our receipt of expected insurance receivables associated with that cyber security incident; (6) seasonality; (7) large customer concentration; (8) the ability to recruit and retain qualified employees; (9) the outcome of any legal proceedings that may be instituted against the Company; (10) adverse changes in currency exchange rates; or (11) regulatory changes and potential legislation that could adversely impact financial results.. The foregoing list of factors is not exclusive, and readers should also refer to those risks that are included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 30, 2023. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward looking statements.

Except as required by applicable law, the Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements in this communication to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact
Michael Koehler
Vice President of Investor Relations & Treasury
513-826-5495
IR@hillmangroup.com

Source: Hillman Solutions Corp.

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